Total Bond Class Action Litigation

Plaintiff
Defendants Named
Venue/Judge/Date Filed/Case No.
Northstar
Financial Advisors Inc.

Schwab Investments,
Charles Schwab & Co. Inc.,
CSIM
Schwab Total Bond Market Fund
N.D. Cal.
Hon. Susan Illston
08/28/08
08-4119




1
sf-2504624